ARTICLES OF AMENDMENT

OF

TRIBUTARY FUNDS, INC.

Pursuant to the provisions of Section 21-2,155 of the Nebraska Model Business Corporation Act, Tributary Funds, Inc. (the “Corporation”), a Nebraska corporation, does hereby submit the following Articles of Amendment:

FIRST: The name of the Corporation is Tributary Funds, Inc.

SECOND: The Corporation’s Fifth Amended and Restated Articles of Incorporation have been amended and restated so as to read in their entirety as follows:

SIXTH AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

TRIBUTARY FUNDS, INC.

ARTICLE I.

The name of this corporation is Tributary Funds, Inc. (hereinafter, the “Corporation”).

ARTICLE II.

The period of the Corporation’s duration is perpetual.

ARTICLE III.

The Corporation shall have general business purposes and shall have unlimited power to engage in and do any lawful act concerning any and all lawful businesses for which corporations may be organized under the Nebraska Model Business Corporation Act. Without limiting the generality of the foregoing, the Corporation shall have specific power:

A.	To conduct, operate and carry on the business of an investment company registered pursuant to the Investment Company Act of 1940, and exercise all the powers necessary and appropriate to the conduct of such operations.

B.	To purchase, subscribe for, invest in or otherwise acquire, and to own, hold, pledge, mortgage, hypothecate, sell, possess, transfer or otherwise dispose of, realize upon, and generally deal in, all forms of securities of every kind, nature, character, type and form, and other financial instruments which may not be deemed to be securities, including but not limited to futures contracts and options thereon. Such securities and other financial instruments may include but are not limited to shares, stocks, bonds, debentures, notes, scrip, participation certificates, rights to subscribe, warrants, options, certificates of deposit, bankers’ acceptances, repurchase agreements, commercial paper, choses in action, evidences of indebtedness, certificates of indebtedness and certificates of interest of any and every kind and nature whatsoever, issued or to be issued, by any corporation, company, partnership (limited or general), association, trust, entity or person, public or private, whether organized under the laws of the United States, or any state, commonwealth, territory or possession thereof, or organized under the laws of any foreign country, or any state, province, territory or possession thereof, or issued or to be issued by the United States government or any agency or instrumentality thereof, or any state, territory or possession thereof and futures contracts and options thereon.

C.	In the above provisions of this Article III, purposes shall also be construed as powers and powers shall also be construed as purposes, and the enumeration of specific purposes or powers shall not be construed to limit other statements of purposes or to limit purposes or powers which the Corporation may otherwise have under applicable law, all of the same being separate and cumulative, and all of the same may be carried on, promoted and pursued, transacted or exercised in any place whatsoever.

ARTICLE IV

A.	The total number of authorized shares of the Corporation is 1,000,000,000, ten (10) of which, shall be Capital Shares of the par value of $.00001 each, none of which may be issued so long as the Corporation is a registered investment company; and all the rest of which shall be Special Common Shares (“common shares”) of the par value of $.00001 each. Of said common shares:

(1)	50,000,000 shares may be issued in the series of common shares hereby designated Tributary Short-Intermediate Bond Fund shares;

(2)	100,000,000 shares may be issued in the series of common shares hereby designated Tributary Small Company Fund shares;

(3)	50,000,000 shares may be issued in the series of common shares hereby designated Tributary Balanced Fund shares;

(4)	50,000,000 shares may be issued in the series of common shares hereby Tributary Income Fund shares;

(5)	50,000,000 shares may be issued in the series of common shares hereby designated Tributary Nebraska Tax Free Fund shares; and

(6)	100,000,000 shares may be issued in the series of common shares hereby designated Tributary Small/Mid Cap Fund.

The balance of shares may be issued in such series with such designations, preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, or may be authorized for issuance as additional shares of any existing series or portfolio as and to the extent stated or expressed in a resolution or resolutions providing for the issue of any such series or shares of common shares adopted from time to time by the Board of Directors of the Corporation pursuant to the authority hereby vested in said Board of Directors.

B.	Shares of each series may be further divided into one or more sub-series (hereinafter referred to for convenience as a “class,” but without any intention to denote any such sub-series as a class for purposes of the Nebraska Model Business Corporation Act). Each such class shall be clearly identified and distinguished from each other class by such names as the Board of Directors may determine from time to time as a convenient and proper method for identifying such shares in a Registration Statement filed with the Securities and Exchange Commission covering the offer and sale of such shares to the public. The Board of Directors of the Corporation shall have the power and authority to designate or redesignate any unissued shares of any class or any series from time to time by setting or changing the preferences, conversion rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such unissued shares to the extent expressed in a resolution or resolutions providing for such action. Upon the creation of any further series or classes, the Board of Directors shall, for purposes of identification, also have the power and authority to designate a name for the new series or class.

C.	The Corporation may issue and sell any of its shares in fractional denominations to the same extent as its whole shares, and shares and fractional denomination shall have, in proportion to the relative fractions represented thereby, all the rights of whole shares, including, without limitation, the right to vote, the right to receive dividends and distributions, and the right to participate upon liquidation of the Corporation. Each series of common shares which the Board of Directors may establish, as provided herein, evidences an interest in a separate and distinct portion of the Corporation’s assets, which shall take the form of a separate portfolio of investment securities, cash and other assets. Authority to establish such additional series representing separate portfolios is hereby vested in the Board of Directors of the Corporation, and such separate portfolios may be established by the Board of Directors without the authorization or approval of the holders of any other series of shares of the Corporation.

ARTICLE V.

The shareholders of the Corporation shall have no preemptive right to subscribe to any issue of shares of any class or series of the Corporation now or hereafter made.

ARTICLE VI.

The shareholders of the series of shares created hereby, and each class thereof, and all future series and classes of shares authorized by the Board of Directors shall have the following rights and preferences:

A.	On any matter submitted to a vote of shareholders of the Corporation, all common shares of the Corporation then issued and outstanding and entitled to vote, irrespective of series, shall be voted in the aggregate and not by series, except: (1) when otherwise required by the Nebraska Model Business Corporation Act in which case shares will be voted by individual series; (2) when otherwise required by the Investment Company Act of 1940, as amended, or the rules adopted thereunder, in which case shares shall be voted by individual series; and (3) when the matter does not affect the interests of a particular series, in which case only shareholders of the series affected shall be entitled to vote thereon and shall vote by individual series.

B.	All considerations received by the Corporation for the issue or sale of shares of any series, together with all assets, income, earnings, profits and proceeds derived therefrom (including all proceeds derived from the sale, exchange or liquidation thereof and, if applicable, any assets derived from any reinvestment of such proceeds in whatever form the same may be) shall become part of the assets of the portfolio to which the shares of that series relate, for all purposes, subject only to the rights of creditors, and shall be so treated upon the books of account of the Corporation. Such assets, income, earnings, profits and proceeds (including any proceeds derived from the sale, exchange or liquidation thereof and, if applicable, any assets derived from any reinvestment of such proceeds in whatever form the same may be) are herein referred to as “assets belonging to” a series of the common shares of the Corporation.

C.	Assets of the Corporation not belonging to any particular series are referred to herein as “General Assets.” General Assets shall be allocated to each series in proportion to the respective net assets belonging to such series. The determination of the Board of Directors shall be conclusive as to the amount of assets, as to the characterization of assets as those belonging to a series or as General Assets, and as to the allocation of General Assets.

D.	The assets belonging to a particular series of common shares shall be charged with the liabilities incurred specifically on behalf of such series of common shares (“Special Liabilities”). Such assets shall also be charged with a share of the general liabilities of the Corporation (“General Liabilities”) in proportion to the respective net assets belonging to such series of common shares. The determination of the Board of Directors shall be conclusive as to the amount of liabilities, including accrued expenses and reserves, as to the characterization of any liability as a Special Liability or General Liability, and as to the allocation of General Liabilities.

E.	Expenses related to the distribution of shares of any series shall be allocated among the classes of shares of such series and borne solely by the shares of the class to which the expense relates. The accounting for an allocation of such expenses to shares of the classes of each series shall be appropriately reflected (in the manner determined by the Board of Directors) in the net asset value, dividends, distribution and liquidation rights of the shares of such class and series. Any class of shares may be subject to a Rule 12b-1 distribution fee as determined by the Board of Directors from time to time prior to the issuance of such shares and may also be subject to such additional fees, such as contingent deferred sales charges, as determined by the Board of Directors from time to time prior to the issuance of such class of shares.

F.	Unless otherwise expressly provided hereunder, or hereafter in a resolution of the Board of Directors: (1) the holder of each series and class of shares of the Corporation shall be entitled to dividends and distributions in such amounts and at such times as may be determined by the Board of Directors, to the extent permitted by the Nebraska Model Business Corporation Act; (2) dividends and distributions paid with respect to the various series or classes of shares may vary among such series and classes;

(3) expenses related to distribution of, and other identified expenses as should be properly allocated to, the shares of a particular class or series, may be charged to and borne solely by such class or series and the bearing of expenses solely by such class or series may be appropriately reflected (in a manner determined by the Board of Directors) and cause differences in the net asset value attributable to, and the dividend, redemption and liquidation rights of, the shares of such class or series of common shares; (4) the Corporation, unless prohibited by applicable law, shall have the right at any time to redeem the shares of any series or class of common shares owned by any holder thereof: (a) in connection with the termination of any series or class of the Corporation’s common shares;

(b) if the value of such shares in the account maintained by the Corporation or its transfer agent for any series or class is less than One Thousand Dollars ($1,000) provided that the Corporation shall provide a shareholder with written notice at least sixty (60) days prior to effecting such a redemption of shares as a result of not satisfying such requirement; (c) to reimburse the Corporation for any loss it has sustained by reasons of the failure of such shareholder to make full payment for the Corporation’s common shares purchased by such shareholder; (d) to collect any charge relating to a transaction effected for the benefit of such shareholder which is applicable to the Corporation’s commons shares as provided in any prospectus relating to such shares; (e) if the net income with respect to any series or class of common shares should be negative or it should otherwise be appropriate to carry out the Corporation’s responsibilities under the Investment Company Act of 1940, in each case subject to such further terms and conditions as the Board of Directors may from time to time establish, or (f) with respect to such shares held in an account with a financial intermediary upon notice to shareholders. The redemption price of shares of any series or class of the Corporation’s common shares shall, except as otherwise provided in this section, be the net asset value thereof as determined by the Board of Directors from time to time in accordance with the provisions of applicable law and these Articles of Incorporation, less such redemption fee or other charge, if any, as may be fixed by the Board of Directors. When the net income of any series or class of common shares with respect to which the Board of Directors has, in its discretion, established a policy of maintaining a constant net asset value per share, is negative or whenever deemed appropriate by the Board of Directors in order to carry out the Corporation’s responsibilities under the Investment Company Act of 1940, the Corporation may, without payment of compensation but in consideration of the interests of the Corporation and the holders of shares of such series or class in maintaining a constant net asset value per share of such series or class, redeem pro rata from each holder of record of such series or class on such day, sufficient shares to restore such net asset value to its appropriate level.

G.	Unless otherwise expressly provided for hereunder or in any resolution of the Board of Directors creating any class or series of common shares, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of common shares of the Corporation shall be entitled, after payment or provision for payment of the debts and the liabilities of the Corporation (as such liabilities may affect one or more of the series or classes of shares of the Corporation), to share ratably in the assets of the series and class in which they have invested. The determination of the Board of Directors shall be conclusive as to the amount of liabilities, including accrued expenses and reserves, as to the allocation of such liabilities and expenses to a given class or series, and as to whether the general assets of the Corporation are allocable to any one or more classes or series.

H.	With the approval of a majority of the shareholders of each of the affected series of common shares, the Board of Directors may transfer the assets of any portfolio to any other portfolio. Upon such a transfer, the Corporation shall issue common shares representing interests in the portfolio to which the assets were transferred in exchange for all common shares representing interests in the portfolio from which the assets were transferred. Such shares shall be exchanged at their respective net asset values.

ARTICLE VII.

The following additional provisions, when consistent with law, are hereby established for the management of the business, for the conduct of the affairs of the Corporation, and for the purpose of describing certain specific powers of the Corporation and of its Directors and shareholders.

A.	In furtherance and not in limitation of the powers conferred by statute and pursuant to these Articles of Incorporation, the Board of Directors is expressly authorized to do the following:

(1)	to make, adopt, alter, amend and repeal Bylaws of the corporation unless reserved to the shareholders by the Bylaws or by the laws of the State of Nebraska, subject to the power of the shareholders to change or repeal such Bylaws;

(2)	to distribute, in its discretion, for any fiscal year (in the year or in the next fiscal year) as ordinary dividends and as capital gains distributions, respectively, amounts sufficient to enable the Corporation to qualify under the Internal Revenue Code as a regulated investment company to avoid any liability for federal income tax in respect of such year; and any distribution or dividend paid to shareholders from any capital source shall be accompanied by a written statement showing the source or sources of such payment;

(3)	to authorize, subject to such vote, consent, or approval of shareholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the execution and performance by the Corporation of any agreement or agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such person, corporation, association, company, trust, partnership (limited or general), or other organization shall render managerial, investment advisory, distribution, transfer agent, accounting and/or other services to the Corporation (including, if deemed advisable, the management or supervision of the investment portfolios of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements;

(4)	to authorize any agreement of the character described in subparagraph 3 of this paragraph (a) with any person, corporation, association, company, trust, partnership (limited or general) or other organization, although one or more of the members of the Board of Directors or officers of the Corporation may be the other party to any such agreement or an officer, director, employee, shareholder, or member of such other party, and no such agreement shall be invalidated or rendered voidable by reason of the existence of any such relationship;

(5)	to allot and authorize the issuance of the authorized but unissued shares of any series of the Corporation;

(6)	to accept or reject subscriptions for shares of any series made after incorporation; and

(7)	to fix the terms, conditions and provisions of and authorize the issuance of options to purchase or subscribe for shares of any series including the option price or prices at which shares may be purchased or subscribed for or purchased.

B.	The determination as to any of the following matters made by or pursuant to the direction of the Board of Directors consistent with these Articles of Incorporation and in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of duties, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its capital stocks, namely: the amount of the assets, obligations, liabilities and expenses of each portfolio of the Corporation and the allocation thereof to any series or class of shares; the amount of the net income of each portfolio of the Corporation from dividends and interest for any period and the amount of assets at any time legally available for the payment of dividends in each portfolio; the amount of paid- in surplus, other surplus, annual or other net profits, or net assets in excess of capital, undivided profits, or excess or profits over losses on sales of securities of each portfolio, the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the market value, or any sale, bid or asked price to be applied in determining the market value, or any security owned or held by or in each portfolio of the Corporation; the fair value of any other asset owned by or in each portfolio of the Corporation; the number of shares of each series or class of the Corporation issued or issuable; any matter relating to the acquisition, holding and disposition of securities and other assets by each portfolio of the Corporation; and any question as to whether any transaction constitutes a purchase of securities on margin, a short sale of securities, or an underwriting of the sale of, or participation in any underwriting or selling group in connection with the public distribution of any securities.

C.	The Board of Directors or the shareholders of the Corporation may adopt, amend, affirm or reject investment policies and restrictions upon investment or the use of assets of each portfolio of the Corporation and may designate some such policies as fundamental and not subject to change other than by a vote of a majority of the outstanding voting securities, as such phrase is defined in the Investment Company Act of 1940, of the affected portfolio or portfolios of the Corporation.

D.	The Corporation shall indemnify its directors, officers, employees and agents, and such other persons as it may determine or agree to indemnify, for such expenses and liabilities, in such manner, under such circumstances, and to the full extent permitted by the Nebraska Model Business Corporation Act, as now enacted or hereafter amended, provided, however, that no such indemnification may be made if it would be in violation of Section 17(b) of the Investment Company Act of 1940, as now enacted or hereafter amended.

E.	Any action which might be taken at a meeting of the Board of Directors, or any duly constituted committee thereof, may be taken without a meeting if done in writing and signed by a majority of the Directors or committee members, and any member of the Board of Directors or any such committee thereof may participate in a meeting of such Board or committee by means of conference telephone or similar means by which all participants can hear each other at the same time, unless otherwise provided, in either case, by the Investment Company Act of 1940 or rules or regulations promulgated thereunder.

ARTICLE VIII.

In the absence of fraud no contract or other transaction between the Corporation and any other person, corporation, firm, syndicate, association, partnership, or joint venture shall be wholly or partially invalidated or otherwise affected by reason of the fact that one or more of the directors of the Corporation are or become directors or officers of such other corporation, firm, syndicate or association, or members of such partnership or joint venture, or are pecuniarily or otherwise interested in such contractual transaction, provided that the fact that such director or directors of the Corporation are so situated or so interested or both, shall be disclosed or shall have been known to the Board of Directors of the Corporation. Any director or directors of the Corporation who is or are also a director or officer of such other corporation, firm, syndicate, or association, or a member of such partnership, or joint venture, or pecuniarily or otherwise interested in such contract or transaction, may be counted for the purpose of determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize such contract or transaction, with like force and effect as if he were not a director or officer of such other corporation, firm, syndicate or association, or a member of such partnership, or joint venture, or pecuniarily or otherwise interested in such contract or transaction.

ARTICLE IX.

Pursuant to Neb. Rev. Stat. §21-253 as it presently exists or is hereafter amended, the Corporation shall not be required to hold annual meetings of shareholders unless the holding of an annual meeting of shareholders is otherwise required by these articles of incorporation or is otherwise required by the Investment Company Act of 1940 or rules and regulations promulgated thereunder.

ARTICLE X.

To the fullest extent permitted by Neb. Rev. Stat. §21-2,103, as the same exists or may hereafter be amended, and to the extent not inconsistent with the Investment Company Act of 1940 or rules and regulations promulgated thereunder, directors of the Corporation who are not officers and who do not control the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty.

THIRD: These entire Sixth Amended and Restated Articles of Incorporation were adopted by the Corporation’s board of directors on: August 15, 2022.

FOURTH: The amendments were adopted by the Corporation’s board of directors without shareholder action, as such action was not required pursuant to Neb. Rev. Stat. §21-2,154.

FIFTH: The effective time and date of these Articles of Amendment shall be upon filing with the Secretary of State.

Executed on August 15, 2022.

TRIBUTARY FUNDS, INC.

By:	/s/ Stephen C. Wade
Name:	Stephen C. Wade
Title:	President